                                 July 3, 1996


HIGHLY CONFIDENTIAL
-------------------

Mr. Harold S. Lichtin
Lichtin Properties, Inc.
1800 Perimeter Park Drive
Suite 200
Morrisville, North Carolina 27560

Mr. Lichtin:

     This letter will summarize the general terms and conditions for the combination of our respective organizations.

1.   General Statement.
     -----------------

     a) The real estate and operating assets and related liabilities (with exceptions noted herein) of Lichtin Properties, Inc. and its related entities (collectively "Lichtin"), will be contributed to Weeks Realty, L.P. or one or more of its subsidiaries or affiliates ("Weeks") in several stages as described in this letter of intent in exchange for Limited Partnership Interests in Weeks and, under certain limited circumstances, cash. The transaction includes:

          i) Acquisition of seventeen (17) completed properties at the initial closing;

          ii) Acquisition of six (6) properties currently leased to Northern Telecom;

          iii) Acquisition of four (4) properties currently under construction, development or lease-up;

          iv) Acquisition in stages of the undeveloped tracts at Metro Center, Perimeter Park and Perimeter Park West;

          v) Acquisition of the undeveloped building sites and related land at Regency Forest and Woodlake;

          vi) Acquisition of the options on the Paramount Center and Woodlake undeveloped tracts;

          vii)  Acquisition of the Lichtin real estate operating business;
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Mr. Harold S. lichtin
July 3, 1996
Page 2


          viii) Mr. Lichtin becoming a senior officer and director of Weeks Corporation; and

          ix) Integration of the other employees of the Lichtin real estate operating business into Weeks Realty, L.P.

     b) All of the property, land, assets and operating business included in the scope of the transactions herein described are owned by the persons and entities identified on Schedule 1 hereto, and are managed
                                             ----------
          exclusively through, Lichtin. For purposes of this letter of intent the term "Lichtin" includes the persons and entities owning the Completed Properties, Development Properties, Northern Telecom Properties, land and other assets and businesses as described on

          Schedule 1 hereto and are encompassed in the definition of Lichtin and
          ----------
          the relevant assets and operations of such affiliates are intended to be included in the scope of these transactions.

     c) Unless this letter of intent is otherwise terminated as provided herein, a definitive, legally binding agreement (the "Contribution Agreement") will be executed by Weeks and Lichtin to provide for the closing of the transactions and the other terms and conditions described herein pursuant to the timetable set out below.

2.   Acquisition of Completed Properties.
     -----------------------------------

     a)   Completed Properties Described.  Seventeen (17) completed and
          ------------------------------
          stabilized buildings, containing approximately 1,414,553 square feet of area, and associated land, identified on Exhibit A, attached hereto
                                                      ---------
          and by this reference made a part hereof, together with all leases, subleases and occupancy agreements (with assumption of post-closing obligations), all security deposits and prepaid rental, all tangible and intangible personal property used in the maintenance and operation of such properties (including books, records, service contracts, trade names, computers and software) (the "Completed Properties"). The Completed Properties are owned by the various individuals and entities as set forth in Schedule 1 hereto and in the approximate percentages
                          ----------
          as shown on said Schedule 1.
                           ----------

     b)   Title.  Title acquired shall be good and marketable fee simple title
          -----
          subject only to the first-priority debt (the "Completed Property Debt"), identified on Exhibit B, attached hereto and by this reference
                                ---------
          made a part hereof, and such other title matters as Weeks shall approve during the due diligence period; and together with appurtenant easement rights under reciprocal easement agreements, either

Mr. Harold S. lichtin
July 3, 1996
Page 3


          presently existing or to be created as part of this transaction. Lichtin shall pay on or prior to the Initial Closing all indebtedness other than the Completed Property Debt that constitute a lien on the Completed Properties (other than ad valorem taxes not yet due and payable as of the date of the Initial Closing).

     c)   Initial Closing.  Closing of the Completed Properties is scheduled to
          ---------------
          occur on December 2, 1996, or on such other date as shall be mutually agreed upon by Weeks and Lichtin (the "Initial Closing").

     d)   Consideration.  Consideration for the Completed Properties, subject to
          -------------
          customary prorations, allocations and adjustments, shall equal the "NOI" (as hereinafter defined) of the Completed Properties divided by ten percent (10.0%) which Lichtin and Weeks currently estimate will total Ninety-Six Million Six Hundred Thousand Dollars ($96,600,000), but which shall be subject to verification, and, as necessary, adjustment during Weeks' preliminary due diligence period in accordance with the mutual agreement of Weeks and Lichtin and which will be finalized in the Contribution Agreement. "NOI" shall mean gross annualized rental income, including reimbursables (assuming that reimbursables may include management fees calculated on total revenues, less reimbursements in certain cases for utilities), for the ensuing twelve (12) month period less a five percent (5%) vacancy factor (computed on the entire building deemed to be or actually one hundred percent (100%) leased, less any portion of that building leased for ten (10) years or longer) and less approved pro forma annual operating expenses (which shall be deemed to include a four percent (4%) management fee on total revenues, Owner's Expenses and a reserve of five cents ($.05) per square foot per annum for industrial space, eight cents ($.08) per square foot per annum for flex space and ten cents ($.10) per square foot per annum for office space). Lichtin will fund to Weeks at closing any free rent concession which has not expired. NOI will be calculated as if no free rent concession was granted to the extent such concession is no more than three (3) months in the case of any lease having an initial term of five (5) years or more, or is no more than one (1) month in the case of any lease having an initial term of less than five (5) years. To the extent such concession exceeds such three (3) months or one (1) month thresholds, whichever may be applicable, the dollar amount of such concession in excess of such three (3) months or one (1) month thresholds will be discounted on a pro rata basis over the entire initial term of such lease for purposes of computing the discount to be applied in computing NOI. The consideration to be paid for the Completed Properties, subject to the customary closing prorations, allocations and adjustments, will be paid as follows:
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Mr. Harold S. lichtin
July 3, 1996
Page 4


          i) acceptance of the Completed Properties subject to the Completed Property Debt, having an outstanding principal balance of approximately Seventy-Four Million Five Hundred Thousand Dollars ($74,500,000) (which includes a $2,650,000 line of credit as reflected on the attached Exhibit B and which is also
                                         ---------
               collateralized by the Perimeter Park West land; Weeks will cause the Perimeter Park West land to be released from the lien securing such line of credit at the Initial Closing), subject to the exculpatory provisions of the loan documents (and Weeks shall assume and indemnify Lichtin as to any liabilities arising under the limited guaranty and the exculpatory carveout provisions with respect to events first occurring subsequent to the Initial Closing).

          ii) the balance of net equity of approximately Twenty-Two Million One Hundred Thousand Dollars ($22,100,000) above the outstanding principal balance of the Completed Property Debt as of the date of the Initial Closing, by (i) the payment of cash at the Initial Closing in an amount determined by Lichtin (subject to the limitations in paragraph 10 hereof), and (ii) the issuance at the Initial Closing of limited partnership units in Weeks Realty, L.P. ("Units") convertible into shares of common stock in Weeks Corporation, or cash at the option of Weeks Corporation, on a one-for-one basis, as described below; Units are economically equivalent to common stock of Weeks Corporation and are entitled to distributions at the same rate as dividends paid to shareholders; the number of Units to be issued for the net equity of the Completed Properties shall be determined by dividing the net equity, less any cash paid for the Completed Properties at the Initial Closing, by the greater of (i) Twenty-Five Dollars and Twenty-Five Cents ($25.25), or (ii) the amount which is equal to the average closing price on the NYSE of the common stock of Weeks Corporation for the twenty (20) trading days immediately prior to the date on which this letter of intent is executed, rounded to the nearest one-eighth.

     e)   Special Adjustments.  The Consideration for the Completed Properties
          -------------------
          shall be subject to the following adjustments, in addition to customary prorations:

          i) With respect to leases for which tenant improvements are incomplete or not fully funded or for which commissions have not been fully paid, Lichtin shall reserve with Weeks at the Initial Closing such unfunded

Mr. Harold S. lichtin
July 3, 1996
Page 5


               tenant improvement costs and commissions for leases included in the pro-forma used in establishing the consideration for the Completed Properties; tenant improvement costs, commissions and other tenant concessions incurred for leases entered into (with the approval of Weeks) after execution of the Contribution Agreement shall be prorated based upon the unexpired portion of the term of the new lease at the Initial Closing; and

          ii) Completion of satisfactory repairs to the Completed Properties, if any, which repairs are mutually agreed to by the parties prior to the expiration of the due diligence period provided in the Contribution Agreement.

     f)   Completed Property Debt.  Weeks' agreement to acquire the Completed
          -----------------------
          Properties encumbered by the Completed Property Debt is subject to the following matters:

          i) review and approval of the loan documentation during Weeks' due diligence period;

          ii) receipt from lenders of estoppel and consent agreements for the transaction, in form and content reasonably acceptable to Weeks;

          iii) payment by Lichtin of all transfer fees and other related transaction expenses, e.g., legal expenses, of the lenders;

          iv) lenders' agreement to modification of the loan documents as reasonably necessary to reflect change in ownership (e.g., financial reporting requirements, transfer restrictions, deletion of any personal covenants specific to Lichtin and other matters developed from review);

          v) renegotiation of the Completed Property Debt with Aetna and I.O.F. to permit the early prepayment of such debt by Weeks, without penalty, at any time on or after the Initial Closing; and

          vi) renegotiation of the Completed Property Debt with New England Mutual either to (i) permit the early prepayment of such debt by Weeks, without penalty, at any time on or after the Initial Closing or (ii) buy down the interest rate to eight and one-quarter percent (8.25%), at Lichtin's expense. If such renegotiation is not possible, then the consideration (in

Mr. Harold S. lichtin
July 3, 1996
Page 6


               the form of Units) for the contribution of the Completed Properties to Weeks will be reduced by One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) to account for the above-market interest rate on such indebtedness.

     g)   Tenant Estoppels.  Lichtin shall obtain and deliver to Weeks, at no
          ----------------
          cost or expense to Weeks, current tenant estoppel certificates dated within sixty (60) days of the date of the Initial Closing, in form and content reasonably acceptable to Weeks (Lichtin and Weeks will agree on the general form for tenant estoppel certificates to be solicited from tenants prior to execution of the Contribution Agreement), for
          (i) each lease having more than 20,000 square feet of area in its premises and (ii) for leases for at least ninety percent (90%) of the square footage of the Completed Properties (1,273,098 square feet of area). As to the square footage of the Completed Properties not covered by a tenant estoppel certificate, Lichtin shall execute and deliver to Weeks a knowledge based certificate, in form and content reasonably acceptable to Weeks, as to the same matters covered by the tenant estoppel certificate.

     h)   Service Contracts.  All service contracts and other material written
          -----------------
          agreements to be assumed by Weeks (with respect to liabilities and obligations arising on or after the date of the Initial Closing) shall be subject to review and approved by Weeks during its due diligence period. Lichtin shall furnish estoppels from each contractor in form and content reasonably acceptable to Weeks with respect to any significant contract or agreement, if required by Weeks.

     i)   General Closing Conditions.  In addition to conditions set forth above
          --------------------------
          and other customary closing conditions to be contained in the Contribution Agreement, Weeks' obligation to close shall be subject to satisfaction of the following conditions:

          i) all governmental (whether national, state, local or otherwise) consents or approvals necessary for consummation of the transaction must be obtained;

          ii) no material adverse change shall have occurred with respect to the Completed Properties or Lichtin (including without limitation bankruptcy or insolvency);

Mr. Harold S. lichtin
July 3, 1996
Page 7


          iii) no material condemnation, no material casualty not fully covered by insurance and not resulting in material lease terminations, nor material environmental event shall have occurred or be threatened; and

          iv) all documentation necessary or appropriate for consummation of the transaction shall be in form and content reasonably acceptable to Weeks and Lichtin.

     j)   Representations and Warranties.  The Contribution Agreement shall
          ------------------------------
          contain customary representations and warranties and other terms and conditions appropriate for the acquisition of a real estate portfolio of the size, nature and quality of the Completed Properties. The scope of representations and warranties with respect to the Completed Properties will be generally consistent with the relevant representations and warranties contained in Section 2 of Exhibit O to the First Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P., dated as of August 24, 1994, as amended (the "Weeks Partnership Agreement"), a copy of which has been provided to Lichtin, to be adapted as reasonably necessary to the terms of this letter of intent and the facts peculiar to the Completed Properties, in addition to other representations and warranties customary in developed real estate portfolio transactions. Subject to certain exceptions, such as representations and warranties as to proration adjustments, recourse for breach of such representations and warranties and of the indemnities related thereto (and of other representations and warranties which Lichtin is to make as to the Northern Telecom Properties and the Development Properties, the Lichtin Operating Business, and otherwise as contemplated in this letter of intent and related indemnities) will be limited to Units issued to Lichtin as contemplated herein, will survive for a period equal to the longer of (i) one (1) year from the date when made or
          (ii) three (3) years from the date of the Initial Closing, and will be secured by a first priority pledge to Weeks of a portion of the aggregate Units received by Lichtin having an initial value of $5,000,000 and increasing as additional Units are issued for the Northern Telecom Properties and the Development Properties up to a total of $7,000,000 in value, it being agreed that Lichtin's liability for breaches of or inaccuracies in representations or warranties respecting all properties, land, assets and business to be acquired shall in no event in the aggregate, subject to such exceptions, exceed Seven Million Dollars ($7,000,000) and Lichtin shall have no liability for breach of representations or warranties until such liability would exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000); provided however, if Lichtin's obligation exceeds Two Hundred Fifty Thousand Dollars ($250,000) Lichtin shall be liable for the full

Mr. Harold S. lichtin
July 3, 1996
Page 8


          amount thereof subject to the Seven Million Dollars ($7,000,000) limit. So long as such pledge is outstanding, Lichtin will keep at least fifty percent (50%) of all the remaining Units and shares of common stock of Weeks Corporation issued to Lichtin as contemplated hereunder free of any pledge or other encumbrance.

          The Contribution Agreement will contain representations and warranties of Weeks and affiliates reasonably satisfactory to Lichtin and customary in transactions of this type.

3.   Acquisition of Northern Telecom Properties.
     ------------------------------------------

     a)   Northern Telecom Properties Described.  Six (6) completed and
          -------------------------------------
          stabilized buildings known as Perimeter Park Buildings 800, 400, 500, 300, 100 and 200, containing approximately 370,734 square feet of area, and associated land, identified on Exhibit C, attached hereto
                                                   ---------
          and by this reference made a part hereof, together with all leases, subleases and occupancy agreements (with assumption of post-closing obligations), all security deposits and prepaid rental, all tangible and intangible personal property used in the maintenance and operation of such properties (including books, records, service contracts, trade names, computers and software) and in which Northern Telecom occupies a portion of the space under existing leases (collectively, the "Northern Telecom Properties," and each a "Northern Telecom Property"). The Northern Telecom Properties are owned by the various individuals and entities as set forth in Schedule 1 hereto.
                                                   ----------

     b)   Termination Rights.  Under the terms of various leases Northern
          ------------------
          Telecom has the right to terminate any one or more of its leases upon giving notice to Lichtin on or before June 30, 1997, with such termination to be effective as of July 1, 1998.

     c)   Closing of Northern Telecom Properties.  The closing of the Northern
          --------------------------------------
          Telecom Properties is scheduled to occur on July 1, 1997, subject to the terms and provisions of paragraph 3(f) below but in no event later than July 1, 2000.

     d)   Title.  Title acquired shall be good and marketable fee simple title
          -----
          subject only to the first-priority debt in the amount of approximately Twenty Million Four Hundred Thousand Dollars ($20,400,000) (the "Northern Telecom Property Debt"), identified on Exhibit D, attached
                                                           ---------
          hereto and by this reference made a part hereof, and such other title matters as Weeks shall approve during the due diligence period; and together with appurtenant easement rights under reciprocal

Mr. Harold S. lichtin
July 3, 1996
Page 9


          easement agreements, either presently existing or to be created as part of this transaction.

     e)   July 1,1997 Northern Telecom Properties Closing.  Closing of all of
          -----------------------------------------------
          the Northern Telecom Properties for which Northern Telecom elects on or prior to June 30, 1997, not to exercise its early termination
                                     ---
          option with respect to all or any portion of the space under lease in such properties ("Non-vacated Northern Telecom Properties"), shall occur on or about July 1, 1997.

          i)   Consideration.  Consideration for the Non-vacated Northern
               -------------
               Telecom Properties, subject to customary prorations, allocations and adjustments, shall equal the NOI, as defined in paragraph 2(d) above, of the Non-vacated Northern Telecom Properties divided by ten and four-tenths percent (10.4%). Based on Weeks' and Lichtin's current estimate of the NOI of the six (6) Northern Telecom Properties, the consideration to be paid for the six (6) Northern Telecom Properties, assuming that Northern Telecom does not elect to exercise its early termination rights with respect to any of the space in the Northern Telecom Properties, would equal Twenty-Three Million Seven Hundred Thousand Dollars ($23,700,000), subject to customary closing prorations, allocations and adjustments, but such figure shall be subject to verification, and, as necessary, adjustment during Weeks' preliminary due diligence period in accordance with the mutual agreement of Weeks and Lichtin and will be finalized in the Contribution Agreement.

          ii)  Method of Payment.  Consideration for the Non-vacated Northern
               -----------------
               Telecom Buildings shall consist of (i) the assumption of the Northern Telecom Property Debt encumbering the Non-vacated Northern Telecom Properties, subject to the exculpatory provisions of the loan documents (and Weeks shall indemnify Lichtin as to any liabilities arising under the limited guaranty and the exculpatory carveout provisions with respect to events first occurring subsequent to the Northern Telecom Properties Closing), (ii) cash, as determined by Lichtin subject to the limitations contained in paragraph 10 below, and (iii) Units, the number of which to be issued shall be determined by dividing the net equity, after the assumption of indebtedness as described above, of the Non-vacated Northern Telecom Properties, less any cash paid at the July 1, 1997 Northern Telecom Properties Closing, by the amount which is equal to the average closing price on the NYSE of the common stock of Weeks

Mr. Harold S. lichtin
July 3, 1996
Page 10


               Corporation for the twenty (20) trading days immediately prior to the July 1, 1997 Northern Telecom Properties Closing, rounded to the nearest one-eighth, subject to a lower limit ("Floor") of Twenty-Five Dollars and Twenty-Five Cents ($25.25) and an upper limit ("Ceiling") of Twenty-Six Dollars and Twenty-Five Cents ($26.25).

     f)   Delayed Closing of Vacated Northern Telecom Properties.  If Northern
          ------------------------------------------------------
          Telecom elects on or prior to June 30, 1997, to exercise its early termination option with respect to all or any portion of the space under lease in a Northern Telecom Property (a "Vacated Northern Telecom Property"), then closing on each such Vacated Northern Telecom Property shall occur at the earlier of (i) such time as the Vacated Northern Telecom Property achieves "Stabilization" (as hereinafter defined), or (ii) June 30, 2000. "Stabilization" is achieved when (i) ninety-five percent (95%) of the net rentable area of a building is leased to creditworthy tenant(s) approved by Weeks under lease(s) approved by Weeks (which will base its approval on commercially reasonable standards), (ii) tenant(s) have accepted possession of ninety-five percent (95%) of the net rentable area of the building, including tenant improvements, (iii) rental shall have commenced on ninety-five percent (95%) of the area of the building ("rent-free" periods are addressed above; all other concessions shall have expired); (iv) no default by Lichtin or any tenant has occurred; and
          (v) all of the foregoing have been confirmed to Weeks pursuant to a tenant estoppel certificate in form and content acceptable to Weeks.

          i)   Consideration.  Consideration for any Vacated Northern Telecom
               -------------
               Property, subject to customary prorations, allocations and adjustment, shall equal the NOI, as defined in paragraph 2(d) above, of the Vacated Northern Telecom Property divided by ten and five-tenths percent (10.5%).

          ii)  Method of Payment.  Consideration for any Vacated Northern
               -----------------
               Telecom Properties shall consist of (i) the assumption of the Northern Telecom Property Debt encumbering the Vacated Northern Telecom Property, subject to the exculpatory provisions of the loan documents (and Weeks shall indemnify Lichtin as to any liabilities arising under the limited guaranty and the exculpatory carveout provisions with respect to events first occurring subsequent to the Vacated Northern Telecom Property Closing), and (ii) Units, the number of which to be issued shall be determined by dividing the net equity, after the assumption of indebtedness as described above, of the Vacated Northern Telecom Property, by the

Mr. Harold S. lichtin
July 3, 1996
Page 11


               amount which is equal to the average closing price on the NYSE of the common stock of Weeks Corporation for the twenty (20) trading days immediately prior to the closing of the Vacated Northern Telecom Property, rounded to the nearest one-eighth.

          iii) Funding of Re-leasing Costs.  Lichtin shall fund any costs
               ---------------------------
               (e.g., leasing commissions and tenant improvements) incurred to re-lease the space in any Vacated Northern Telecom Property.

          iv)  Pledge of Units to Support the Value of Vacated Northern Telecom
               ----------------------------------------------------------------
               Properties.  In the event the principal balance of the North
               ----------
               Telecom Property Debt assumed by Weeks at the closing of any Vacated Northern Telecom Property, calculated as of such closing date, exceeds the aggregate consideration calculated to be due from Weeks to Lichtin pursuant to this paragraph 3(f) for such Vacated Northern Telecom Property, Lichtin shall pay to Weeks, as a personal liability obligation of Lichtin, at such closing an amount in cash or Units, at Lichtin's option, equal to such excess. The pledge of Units discussed in paragraph 2(j) will also collateralize such funding obligation of Lichtin to Weeks.

     g)   General Conditions, Estoppels.  The closing of each of the Northern
          -----------------------------
          Telecom Properties shall be subject to the same general terms and conditions of closing as set forth in paragraph 2 above for the Completed Properties, to the extent applicable and not otherwise modified herein, including the provisions set forth in paragraphs 2(b), (e), (f), (g), (h), (i) and (j), and also to the same general terms and conditions of closing as set forth below in paragraphs 4(k),
          (l) and (m) with respect to the Development Properties.

     h)   Northern Telecom Property Debt.  Weeks' agreement to acquire the
          ------------------------------
          Northern Telecom Properties encumbered by the Northern Telecom Property Debt is subject to same general conditions as discussed in paragraph 2(f) above, including the requirement for the renegotiation of the Northern Telecom Property Debt with New England Mutual to either (i) permit the early prepayment of such debt by Weeks, without penalty, at any time on or after closing of the related Northern Telecom Property or (ii) to buy down the interest rate to eight and one-quarter (8.25%), at Lichtin's expense. If such renegotiation is not possible, then consideration (in the form of Units) for the contribution of each Northern Telecom Property to Weeks encumbered by Northern Telecom Property Debt with New

Mr. Harold S. Lichtin
July 3, 1996
Page 12


          England Mutual will be reduced by One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) to account for the above-market interest rate on such indebtedness. In addition to the above, Weeks will review and approve any proposed refinancing of the Northern Telecom Property Debt with Principal Mutual maturing in 1996.

4.   Acquisition of Development Properties.
     -------------------------------------

     a)   Development Properties Described.  Four (4) buildings, to be completed
          --------------------------------
          and stabilized, containing approximately 307,700 square feet of area, identified on Exhibit E, attached hereto and by this reference made a
                        ---------
          part hereof (collectively, the "Development Properties"; and each building, a "Development Property"), together with all leases, subleases and occupancy agreements (with assumption of post-closing obligations), all security deposits and prepaid rental, all tangible and intangible personal property used in the management and operation of such properties (including books, records, service contracts, trade names, computers and software). The Development Properties are owned by the individuals or entities as set forth on Schedule 1 hereto.
                                                         ----------

     b)   Title.  Title to each Development Property acquired shall be good and
          -----
          marketable fee simple title subject only to the first-priority debt in the amount of approximately Eighteen Million Four Hundred Fifty Thousand Dollars ($18,450,000) (the "Development Property Debt"), identified on Exhibit F, attached hereto and by this reference made a
                        ---------
          part hereof, subject to the exculpatory provisions of the loan documents (and Weeks shall assume and indemnify Lichtin as to any liabilities under the limited guaranty and the exculpatory carveout provisions with respect to events first occurring after the date of such assumption), and such title matters as Weeks shall approve during the due diligence period, together with appurtenant easement rights under easement agreements, either presently existing or to be created as part of this transaction.

     c)   Staged Closings.  Closing of the Development Properties shall occur on
          ---------------
          a building-by-building basis once a Development Property achieves Stabilization, as defined in paragraph 3(f) above, except as otherwise described below, but no later than June 30, 1998. Lichtin and Weeks will agree on a set of leasing guidelines for each of the Development Properties, the form of the lease and other terms respecting the same prior to execution of the Contribution Agreement.

Mr. Harold S. Lichtin
July 3, 1996
Page 13


     d)   Lichtin Election to Accelerate Closing.  Lichtin may elect to
          --------------------------------------
          accelerate the closing of Weeks' acquisition of any Development Property (provided all other relevant conditions are satisfied, including shell completion, obtaining of tenant estoppel certificates, etc.) which has not yet achieved Stabilization, but which has achieved a ten and four-tenths (10.4%) return on the pro forma cost for such Development Property (which such pro forma cost for each Development Property will be mutually agreed to by the parties prior to executing the Contribution Agreement).

     e)   Ultimate Closing Deadline.  The closing of any Development Property
          -------------------------
          which has not theretofore occurred shall occur on June 30, 1998, even if such Development Property has not achieved Stabilization or any particular level of return on its pro forma cost.

     f)   Consideration.  Consideration for the Development Properties shall be
          -------------
          computed as follows: the consideration, subject to customary prorations, allocations and adjustments, shall equal the greater of
          (i) "NOI," as defined in paragraph 3(d) above, divided by ten and four-tenths percent (10.4%), and (ii) cost (with the cost of each Development Property mutually agreed upon by the parties prior to executing the Contribution Agreement). Also prior to executing the Contribution Agreement, Lichtin and Weeks will mutually agree upon a limit on the percentage of office finish for each Development Property and for individual spaces within each Development Property. Amounts spent for tenant improvements in excess of these limits will be amortized over the term of the respective leases and deducted from rental income in determining the NOI of the applicable Development Property.

     g)   Method of Payment.  Consideration for a Development Property shall be
          -----------------
          in the form of Units, the number of which to be issued shall be determined by (subject to reduction for assumed Development Property Debt as described above), dividing the amount of the net consideration by the average NYSE closing price of a share of Weeks Corporation common stock computed with respect to the twenty (20) trading days immediately prior to the date of closing of a Development Property, rounded to the nearest one-eighth, except that for any Development Property closed on or prior to July 1, 1997, the price per share shall not be less than the Floor nor more than the Ceiling amounts set out in paragraph 3(c) above.

Mr. Harold S. Lichtin
July 3, 1996
Page 14


     h)   Consideration Recomputation. For any Development Property closed after
          ---------------------------
          July 1, 1997, but prior to achieving Stabilization as permitted under paragraph 4(d) above, the consideration for the Development Property shall be recomputed as of the earlier of the date on which such Development Property first achieves Stabilization or June 30, 1998, and the excess, if any, of the amount of new recomputed consideration above the amount of consideration computed at closing shall be issued to Lichtin in the form of additional Units, the number of which to be determined by dividing the amount of such excess by the average NYSE closing price of a share of Weeks Corporation common stock with respect to the twenty (20) trading days immediately preceding such recomputation date, rounded to the nearest one-eighth.

     i)   No Competitive Buildings.  Unless agreed otherwise by Lichtin and
          ------------------------
          Weeks, Weeks agrees not to commence a competitive building in a park until each Development Property located in such park is no less than fifty percent (50%) leased.

     j)   General Conditions. The closing of each of the Development Properties
          ------------------
          shall be subject to the same general terms and conditions of closing as set forth in paragraph 2 above for Completed Properties to the extent applicable and not otherwise modified herein, including the provisions of paragraphs 2(b), (e), (f), (g), (h), (i) and (j).

     k)   Risk of Loss.  Prior to closing of the acquisition of a Development
          ------------
          Property, the risk of loss shall remain with Lichtin, and Lichtin shall bear all ownership risks and obligations, including the risk of construction and other overruns.

     l)   Construction Manager. Lichtin will engage Weeks Construction Services,
          --------------------
          Inc. at the Initial Closing as construction and development manager for the completion and tenant build-out of each of the Development Properties, for which Weeks Construction Services, Inc. will earn fees equal to five percent (5%) of total costs incurred subsequent to the Initial Closing, payable monthly.

     m)   Property Manager.  Lichtin will engage Weeks Realty Services, Inc. as
          ----------------
          property manager and leasing agent for each of the Development Properties for a term commencing on the date of the Initial Closing and ending for each of the Development Properties on the date of the closing of its conveyance to Weeks. The management fee will equal four percent (4%) of gross revenues (including Owner's Expenses in the case of the Northern Telecom Properties) for each of the

Mr. Harold S. Lichtin
July 3, 1996
Page 15


          Development Properties, payable monthly. Lichtin will also pay to Weeks Realty Services, Inc. customary leasing fees and commissions. Lichtin and Weeks shall agree upon a form of Management Agreement prior to the execution of the Contribution Agreement.

5.   Undeveloped Land at Perimeter Park West, Metro Center and Perimeter Park.
     ------------------------------------------------------------------------
     Weeks Realty, L.P., or one or more of its affiliates, will acquire Lichtin's approximately ninety (90) acre undeveloped tract of land within Perimeter Park West, the approximately five (5) acre undeveloped tract of land within Metro Center, and the approximately five and six-tenths (5.6) acre undeveloped tract of land within Perimeter Park (collectively, the "Undeveloped Land"), as follows:

     a)   Infrastructure and Land Carry Costs.  Weeks will fund all
          -----------------------------------
          infrastructure and engineering costs after the Initial Closing (with appropriate prorations for calendar year 1996). Lichtin will fund all other carrying costs on land until such time as it is acquired by Weeks as described below.

     b)   Acquisition Obligation.  Weeks will acquire the Undeveloped Land in
          ----------------------
          five (5) installments, with the first closing occurring at the Initial Closing (currently scheduled for December 1, 1996), and with successive closings on each of the next four (4) anniversary dates of the Initial Closing; provided, however, that if on or prior to June
                               --------  -------
          30, 1997, Northern Telecom exercises its early termination option with respect to all or any portion of the space under lease in any of the Northern Telecom Properties, then Weeks shall have the option of delaying by one year its obligation to close the remaining installments (i.e. the second stage closing and each closing thereafter shall be delayed by one year so that the last closing will occur on the fifth anniversary of the date of the Initial Closing). Weeks and Lichtin will mutually agree prior to executing the Contribution Agreement on a method for allocating the total acreage of the Undeveloped Land among the five (5) closings.

     c)   Title.  Weeks will acquire unencumbered good and marketable fee simple
          -----
          title subject to easements and other customary exceptions approved by Weeks during the due diligence period described in this letter of intent.

     d)   Acquisition Consideration.  The acquisition consideration for the
          -------------------------
          Undeveloped Land will consist of One Million Six Hundred and Fifty Thousand Dollars ($1,650,000) to be paid for the first conveyance of land at the Initial Closing, and

Mr. Harold S. Lichtin
July 3, 1996
Page 16


          One Million Eight Hundred Thirty Seven Thousand Five Hundred Dollars ($1,837,500) to be paid at each of the next four (4) successive closings.

     e)   Method of Payment.  The consideration to be paid at the Initial
          -----------------
          Closing for the first installment will consist of (i) cash subject to the limitations set out in paragraph 10 below, or (ii) Units. The consideration to be paid at each of the four (4) successive closings of the Undeveloped Land will consist of Units. The number of Units to be issued at the Initial Closing for the first installment will be determined by dividing One Million Six Hundred and Fifty Thousand Dollars ($1,650,000), less any cash received at the Initial Closing, by the greater of (i) Twenty-Five Dollars and Twenty-Five Cents ($25.25), or (ii) the amount which is equal to the average closing price on the NYSE of the common stock of Weeks Corporation for the twenty (20) trading days immediately prior to the date on which this letter of intent is executed, rounded to the nearest one-eighth. The number of Units to be issued at each of the four (4) successive closings will be determined by dividing the amount of One Million Eight Hundred Thirty Seven Thousand Five Hundred Dollars ($1,837,500) by the amount which is equal to the average closing price on the NYSE of the common stock of Weeks Corporation for the twenty (20) trading days immediately prior to the date of such closing, rounded to the nearest one-eighth. If Weeks accelerates closing of the takedown of acreage, Weeks will receive a deferral credit on a to be agreed upon per acre basis against the acreage Weeks would otherwise be required to acquire at the next land takedown closing.

     f)   Other Standard Terms. Other terms and conditions customary for similar
          --------------------
          land acquisition transactions, such as representations and warranties and risk of loss, will be incorporated into the Contribution Agreement as it relates to the Undeveloped Land.

6.   Regency Forest and Woodlake Undeveloped Tracts.  Weeks and Lichtin will
     ----------------------------------------------
     agree prior to executing the Contribution Agreement on an acquisition price and payment schedule for Weeks acquiring the six (6) acre undeveloped land parcel at Regency Forest and the eight (8) acre undeveloped land parcel at Woodlake.

7.   Paramount Center and Woodlake Land Options.  The options on the one hundred
     ------------------------------------------
     sixty (160) acre Paramount Center tract and the two remaining lots at Woodlake (the "Land Options") will be purchased by Weeks from Lichtin at the Initial Closing for an amount of One Million Dollars ($1,000,000), payable in (i) cash (subject to the limitations set out in paragraph 10 below) or (ii) Units, the number of which will be determined by dividing

Mr. Harold S. Lichtin
July 3, 1996
Page 17


     the amount of One Million Dollars ($1,000,000), less any cash received at the Initial Closing, by the greater of (i) Twenty-Five Dollars and Twenty-Five Cents ($25.25), or (ii) the amount which is equal to the average closing price on the NYSE of the common stock of Weeks Corporation for the twenty (20) trading days immediately prior to the date on which this letter of intent is executed, rounded to the nearest one-eighth. Weeks will acquire from Lichtin for cash equal to Lichtin's cost therefor (which amount is in addition to the One Million Dollars ($1,000,000) provided above for the Land Options) any land acquired by Lichtin prior the Initial Closing under the partial exercise of the Land Options; provided, however,
                                                             --------  -------
     that Weeks has given its prior consent to such partial exercise. Consideration for such land will consist solely of an amount sufficient to reimburse the reasonable costs and expenses incurred by Lichtin.

8.   Acquisition of Lichtin Operating Business.  An integral part of the Lichtin
     -----------------------------------------
     acquisition by Weeks is the real estate operating business, including related assets (exclusive of cash and payables and receivables) and liabilities (excluding any bank or similar indebtedness), conducted by Lichtin with respect to the Completed Properties, the Northern Telecom Properties and the Development Properties, and the other real estate assets owned by Lichtin or under contract, option or other arrangement and with respect to real properties owned by third parties (the "Lichtin Operating Business").

     a)   Scope of Business.  Included within the Lichtin Operating Business
          -----------------
          are, without limitation, the following:

          i) The Lichtin officers and employees through which the Lichtin Operating Business is conducted;

         ii) The following property service businesses conducted by Lichtin and all related revenue generating contracts, agreements and other arrangements: property management; asset management; development and rehabilitation; brokerage (sales, leasing, financing); and any other services related or ancillary thereto;

        iii) All office supplies, equipment, business machines, furniture, fixtures, information systems, other computers, books, records and other tangible property of Lichtin associated with the Lichtin Operating Business. All related party vehicle and equipment leases will be canceled at closing; and

Mr. Harold S. Lichtin
July 3, 1996
Page 18


          iv) All right, title and interest of Lichtin in all contracts, licenses, general intangibles, agreements or other instruments associated with the Lichtin Operating Business. Such contracts include, but are not limited to, service and other customary third-party contracts.

     b)   Title.  Lichtin shall transfer good and marketable title to the
          -----
          Lichtin Operating Business to Weeks or Weeks' designated affiliate at the Initial Closing, which shall be free and clear of any mortgages, liens, financing statements or other encumbrances, other than third-party equipment leases and other similar financing arrangements which are not material to the conduct or financial performance of the Lichtin Operating Business and which shall be subject to Weeks' approval.

     c)   Assumption of Liabilities.  Weeks or its relevant affiliate will
          -------------------------
          assume and agree to pay, perform and discharge all liabilities and obligations of Lichtin arising under the assumed contracts to the extent such liability or obligation relates to events occurring on or after the date of the Initial Closing, subject to customary representations, warranties and indemnities to be included in the Contribution Agreement. Any bank or similar indebtedness of Lichtin relating to, or secured in whole or in part by, the Lichtin Operating Business will not be assumed by Weeks, but rather will be satisfied by Lichtin on or prior to the date of the Initial Closing. Customary prorations and other similar adjustments with respect to the Lichtin Operating Business will be made as of the date of the Initial Closing. Lichtin shall retain and there shall be excluded from the transactions contemplated hereby all cash, accounts receivable (and accounts payable) and prepaid expenses of the Lichtin Operating Business which shall be used by Lichtin to the extent necessary to pay liabilities of the Lichtin Operating Business.

     d)   Consideration.  The consideration for the Lichtin Operating Business,
          -------------
          subject to customary prorations, allocations and adjustment, shall equal the "Operating Income" of the Lichtin Operating Business (as hereinafter defined) divided by ten percent (10.0%). "Operating Income" shall mean the sum of gross annualized Owner's Expense Reimbursement Income, Management Fee Reimbursement Income and Tenant Expense Reimbursement Income, minus the direct operating and overhead expenses of the Lichtin Operating Business, net of amounts of such direct operating and overhead expenses capitalized to leasing and development activities. Based on operating budgets for the Lichtin Operating Business but subject to verification, and, as necessary, adjustment during Weeks' preliminary due diligence period in accordance with the mutual agreement of Weeks and Lichtin and which will be finalized in the Contribution Agreement, the

Mr. Harold S. Lichtin
July 3, 1996
Page 19


          consideration to be paid for the net equity of the Lichtin Operating Business would equal Six Million One Hundred Thousand Dollars ($6,100,000), subject to the customary closing prorations, allocations and adjustments and shall be payable to Mr. Lichtin as owner as of the date of the Initial Closing. Such consideration would consist of: (i) the payment of cash in an amount determined by Lichtin (subject to the limitations in Paragraph 10 hereof), and (ii) the issuance of Units for the remaining net equity of the Lichtin Operating Business in an amount determined by Lichtin (subject to the limitations in Paragraph 10 hereof). The number of Units to be issued shall be determined by dividing the net equity of the Lichtin Operating Business, less any cash paid at the Initial Closing for the Lichtin Operating Business, by the greater of (i) Twenty-Five Dollars and Twenty-Five Cents ($25.25), or (ii) the amount which is equal to the average closing price on the NYSE of the common stock of Weeks Corporation for the twenty (20) trading days immediately prior to the date on which this letter of intent is executed, rounded to the nearest one-eighth.

     e)   Representations and Warranties.  The scope of representations and
          ------------------------------
          warranties for the Lichtin Operating Business will be generally consistent with the relevant representations and warranties contained in Section 3 of Exhibit O to the Weeks Partnership Agreement, to be adapted as reasonably necessary to the facts peculiar to the Lichtin Operating Business, recourse and survival for such representations and warranties and related indemnities will conform to the approach described in paragraph 2(j) above.

9.   Registration Rights and Lock-Up.  Units to be issued to Lichtin as provided
     -------------------------------
     in this letter of intent will, in general, be Units of the same variety as are currently held by other limited partners of Weeks Realty, L.P. As such, they will be convertible into common stock of Weeks Corporation on a one-for-one basis (or cash, at the option of Weeks Corporation) at any time following expiration of the relevant Lock-up Period, as defined below, except as otherwise stated herein. The Lock-up Period will commence on issuance of Units at the Initial Closing and will expire at the later of
     (i) one (1) year following the issuance of the last Units which Lichtin becomes entitled to receive with respect to the Development Properties or the Northern Telecom Properties as described in paragraphs 3 and 4 above, or (ii) the third (3rd) anniversary of the Initial Closing. The Lock-up Period will commence at the closing of each conveyance of Undeveloped Land and will expire the later of one year following the date of such closing or the end of the last Lock-up Period described in the immediately preceding sentence. Weeks will endeavor to file a registration statement with respect to stock issued in exchange for Units issued on or prior to July 31, 1997, as soon as practicable after expiration of the relevant Lock-up Periods.

Mr. Harold S. Lichtin
July 3, 1996
Page 20


     Piggyback registration rights will be granted with respect to stock issued in exchange for Units issued after July 31, 1997, to the same extent such rights can reasonably be accommodated. The "Rights" described in the Weeks Partnership Agreement and the Registration Rights and Lock-up Agreement (the "RRL Agreement") to which the Weeks Partnership Agreement refers will be adapted for the purposes of providing for the grant of registration rights and imposition of the lock-up restrictions. Additionally, the terms of the granting of registration rights, participation in shelf registrations, and piggyback rights, must be acceptable to Lichtin, provide reasonable ongoing rights to require the registration of Lichtin's stock and shall be set forth in a Registration Rights Agreement to be attached as an exhibit to the Contribution Agreement and agreed to in full prior to the execution of the Contribution Agreement and shall be no less favorable than those provided to the "Company Participants" in the RRL Agreement. The quarterly distribution payable with respect to each Unit issued to Lichtin as described in this letter of intent for the calendar quarter in which such Unit is issued will be prorated according to the relative number of days remaining in such calendar quarter following the date of such Unit's issuance. Lichtin will accept and agree to be bound by the terms and provisions of the Weeks Partnership Agreement as a limited partner of Weeks Realty, L.P. with respect to all of the Units issued to Lichtin as described in this letter of intent. This letter of intent assumes that recipients of the Lichtin Units are each an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended.

10.  Structure of Transactions.  The legal structure (e.g., direct conveyance,
     -------------------------
     merger, transfer of partnership interests, etc.) of the acquisition transactions described in this letter of intent will be substantially determined prior to execution of the Contribution Agreement through mutual agreement of the parties, taking into due consideration the parties' respective income tax objectives, regulatory and contractual limitations, desire to minimize transaction costs and imposition of franchise and other local taxes, and risk profiles. Prior to executing the Contribution Agreement, Weeks will work with Lichtin's tax advisors to develop a strategy for addressing the possible adverse tax consequences of Weeks assuming and/or paying off the Completed Property Debt, the Northern Telecom Property Debt, and the Development Property Debt. Cash payable to Lichtin at the Initial Closing date will be not more than Nine Million Dollars ($9,000,000) as determined by Lichtin with cash payable at the subsequent closings equal to Ten Million Dollars ($10,000,000) less the amount paid at the Initial Closing and at other closings which have occurred prior to such closing. Weeks acknowledges that Lichtin is exploring through NationsBank various refinancing options for certain of the Completed Property Debt, Northern Telecom Property Debt, and Development Property Debt and consents to the continuation

Mr. Harold S. Lichtin
July 3, 1996
Page 21


     of such discussions. However, any refinancing of any of such debt proposed by Lichtin will also be subject to Weeks' approval.

11.  Lichtin Personnel.
     -----------------

     a)   Senior Officer Title.  Harold S. Lichtin will be elected an Executive
          --------------------
          Vice President of Weeks Corporation and in addition will be President, Weeks/Lichtin, a division of Weeks Corporation. Mr. Lichtin will also become a member of Weeks Corporation's Investment Committee, Board of Directors, and Chairman's Office. As such, Mr. Lichtin will become part of Weeks Corporation's senior management group upon the Initial Closing.

     b)   Responsibilities.  Mr. Lichtin will be responsible for all Weeks' day-
          ----------------
          to-day operations in North Carolina including development, acquisitions, management, marketing and administration and will operate according to an annual business plan. Mr. Lichtin will also be involved in the overall strategic planning for Weeks Corporation.

     c)   Employment Contract.  Weeks will enter into a 3-year employment
          -------------------
          contract (the general form for which will be consistent with the employment agreements for other of Weeks' senior officers and as shall be acceptable to Mr. Lichtin) with Mr. Lichtin at an initial annual base salary of One Hundred Fifty Thousand Dollars ($150,000), plus other benefits generally made available to the senior officers of Weeks. Mr. Lichtin's salary and bonus will be evaluated annually at the same time as salary reviews are undertaken for other Weeks' senior officers. The employment contract shall provide for six (6) weeks vacation annually.

     d)   Non-Competition Agreement.  In conjunction with the employment
          -------------------------
          agreement, Weeks expects to enter into a non-competition agreement (the general form for which will be consistent with the non-competition agreements for other of Weeks' senior officers and as shall be acceptable to Mr. Lichtin) with Mr. Lichtin restricting his commercial real estate activities for a period of three (3) years.

     e)   Stock Options. Mr. Lichtin will be granted fully-vested options to
          -------------
          purchase forty thousand (40,000) shares of Weeks Corporation common stock at the market price as of the date of grant. Such options will have a term of up to ten (10) years, subject to continued employment.

Mr. Harold S. Lichtin
July 3, 1996
Page 22


     f)   Directorship.  Weeks will nominate Mr. Lichtin as a Director of Weeks
          ------------
          Corporation. Mr. Lichtin's position on the Board of Directors will be subject to the periodic approval (generally every three (3) years) of Weeks Corporation's shareholders.

     g)   Other Personnel.  All current Lichtin employees will be offered jobs
          ---------------
          as employees of Weeks Corporation at their present rates of pay and at their present positions and will be reviewed annually as part of Weeks' normal employee evaluation process. Weeks does not expect to enter into employment agreements with any of such employees. Future modifications in staffing or responsibilities will be determined by Weeks senior management, including Mr. Lichtin. Appropriate prorations for employee wages, accrued vacation days and sick leave, and similar items will be made at the Initial Closing.

     h)   Lichtin Children.  Weeks' anti-nepotism policies will not preclude one
          ----------------
          or more of Mr. Lichtin's children who would otherwise qualify for employment by Weeks Corporation from becoming employees of Weeks Corporation, provided such children will not as employees be under the direct supervision of Mr. Lichtin.

12.  Lichtin "Name".  Weeks will conduct its operations in the Research Triangle
     --------------
     area under the name "Weeks/Lichtin" or such other name to which Lichtin and Weeks shall mutually agree for the first twenty-four (24) months following the Initial Closing. Thereafter, Weeks will conduct its operations in the Research Triangle area under the name "Weeks" or "Weeks, North Carolina."

13.  Due Diligence.  Weeks' due diligence will be completed in two phases, as
     -------------
     follows:

     a)   First Phase.  The first phase shall conclude on the date on which the
          -----------
          Contribution Agreement is signed. During this period, Weeks will review the following principal items:

          i)   Relevant partnership agreements;

          ii) Sample lease documents (approximately 25 to 30 "larger" leases and standard lease form);

          iii) Loan documents;

          iv)  Existing environmental, engineering, and other physical reports;

Mr. Harold S. Lichtin
July 3, 1996
Page 23


           v)  Other major agreements and documents; and

          vi) Weeks will also conduct physical inspections of the Lichtin properties during the first phase of due diligence

     b)   Commencement of Audit.  Upon executing this letter of intent, Lichtin
          ---------------------
          will immediately retain the accounting firm of Arthur Andersen to commence audits of the financial statements of Lichtin for the calendar years 1993, 1994 and 1995. Weeks will reimburse Lichtin at the Initial Closing, or upon the termination of this letter of intent or of the Contribution Agreement during any due diligence period as provided therein, for 50% of the cost of such audits.

     c)   Second Phase.  The second phase of Weeks' due diligence will conclude
          ------------
          thirty (30) days following the date on which the Contribution Agreement is signed and will encompass all aspects of customary financial, legal, physical, market and other due diligence for a transaction of this variety and magnitude. Lichtin will assist Weeks, and will cause its accountants, lawyers and consultants to assist Weeks, in the conduct of Weeks' due diligence. Weeks' obligation to close the transactions described in this letter of intent is subject to the satisfactory results of such due diligence investigations and of no material adverse change prior to the Initial Closing to Lichtin or the assets and business which is the subject of this letter of intent, as determined by Weeks in its discretion.

14.  Timetable.  The following is the agreed-upon timetable leading to the
     ---------
     Initial Closing:


     a)   Execution of letter of intent                July 3, 1996

     b)   Commencement of first phase due diligence    July, 1996

     c)   Commencement of audit                        July, 1996

     d)   Delivery of draft Contribution Agreement     August, 1996

     e)   Completion of audit                          August, 1996

     f)   Approval by Weeks Board of Directors         August, 1996

     g)   Approval by Lichtin Investors                August, 1996

Mr. Harold S. Lichtin
July 3, 1996
Page 24


     h)   Execution of Contribution Agreement          September, 1996

     i)   Third-party approvals, including Lenders     September, 1996

     j)   Conclusion of Weeks' due diligence           September, 1996

     k)   Initial Closing                              December 2, 1996

15.  Confidentiality.  All of the information furnished by one party to the
     ---------------
     other party in connection with the transactions described in this letter of intent shall remain confidential, shall be used by the receiving party for the sole purpose of evaluating such transactions, shall be promptly returned to the party providing the same following a termination of this letter of intent as provided herein (together with all copies thereof including digital and electronic copies), and shall be disclosed only to (and shall likewise be maintained as confidential by):

     a)   directors, officers, employees and partners of the receiving party;

     b) consultants and advisors, including, without limitation, investment brokers, legal counsel and accountants; and

     c) as may be required to be disclosed during the course of any litigation pursuant to requirements of law or advice of counsel (provided that such party shall use its good faith efforts to provide advance notice to the other party).

16.  Press Release.  Neither party hereto will issue any press release or make
     -------------
     any other public announcement relating to the transactions contemplated by this letter of intent without the prior consent of the other party hereto (which consent will not be unreasonably withheld), except that Weeks may make any disclosure required to be made under applicable law or stock exchange rule if Weeks determines that it is necessary to do so and uses its best efforts, prior to the issuance of the disclosure, to provide Lichtin a copy of the proposed disclosure and to discuss the proposed disclosure with Lichtin. It is anticipated that Lichtin and Weeks will issue a jointly approved press release upon full execution of the Contribution Agreement.

17.  Costs and Expenses.
     ------------------

     a)   Weeks will be responsible for the following transaction costs:

Mr. Harold S. Lichtin
July 3, 1996
Page 25


          i)    title insurance, including the cost of title examination;

          ii)   engineering and environmental studies;

          iii)  surveys;

          iv)   Weeks legal counsel (Atlanta and Raleigh);

          v)    Weeks accounting, auditing and tax advisors; and

          vi)   fifty percent (50%) of the costs of the Lichtin audits.

     b)   Lichtin will be responsible for the following transaction costs:

          i)    transfer fees (if any);

          ii)   Lichtin legal counsel;

          iii) Lichtin accounting, audit and tax advisors (except that fifty percent (50%) of the cost of the Lichtin audits will be reimbursed by Weeks at the Initial Closing or upon the termination of this letter of intent or termination of the Contribution Agreement during any due diligence period thereunder); and

          iv) brokerage, finders or other fees and expenses payable to First Union Capital Markets Group.

18.  Brokers.  Each of the parties hereto represent and warrant that no brokers
     -------
     or other finders are involved in this transaction, other than First Union Capital Markets Group, and in any event, each party shall indemnify the other against any and all fees or claims made by any broker or finders engaged by, or otherwise making a claim through, such party.

19.  Operation of Acquired Business; Exclusive Dealing.  From and after the date
     -------------------------------------------------
     hereof until the earlier of the termination of this letter of intent or the full execution and delivery of the Contribution Agreement, Lichtin shall continue to conduct its operations and assets in the ordinary course of its business and consistent with its current business practices and policies and with the relevant terms and provisions hereof; provided, however, that, in consideration of Weeks pursuing its due diligence and incurring costs and expenses in

Mr. Harold S. Lichtin
July 3, 1996
Page 26


     connection therewith, Lichtin shall not market, encumber, convey, negotiate to convey or commit to convey all or any portion of the assets and operating business which are the subject of this letter of intent to any other third-party at any time prior to the earlier to occur of:

     a) full execution and delivery of the Contribution Agreement (in which event such Contribution Agreement shall govern); or

     b) the termination of this letter of intent pursuant to paragraph 20 below.

20.  Termination.  This letter of intent shall terminate in the event that the
     -----------
     Contribution Agreement has not been entered into on or before September 30, 1996 (or such other later date as shall be mutually agreed upon by the parties hereto); provided, however, that paragraphs 15, 16, 17, 18 and 19 shall survive any such termination.

21.  Effect of Letter Agreement.  It is understood that this letter constitutes
     --------------------------
     a statement of the parties' mutual intentions with respect to the basic business aspects of the transactions described herein and specifies our agreement as to certain of the conditions to our respective obligations and certain other terms of such transactions. It also specifies our agreement as to the basis on which we will proceed from this point forward as we negotiate the Contribution Agreement. Each acknowledges that this letter of intent does not contain all matters upon which agreement must be reached in order for the transactions to be consummated and, therefore, does not constitute a binding commitment with respect to the transactions. A binding commitment with respect to the transactions will result only from the execution of the definitive Contribution Agreement, subject to the conditions expressed therein. Notwithstanding the foregoing, however, the provisions of paragraphs 15, 16, 17, 18, 19, 20, and 22 and this paragraph 21 are intended and agreed by to be binding agreements of the parties, effective and enforceable upon the execution of this letter.

22.  Miscellaneous
     -------------

     a) This letter of intent constitutes the entire agreement between the parties hereto with respect to the matters covered herein and supersedes any prior negotiations, understandings or agreements with respect to the matters contemplated hereby.

     b) This letter of intent may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Mr. Harold S. Lichtin
July 3, 1996
Page 27


     c) If any term, provision, covenant or restriction of this letter of intent is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     d) This letter of intent shall be governed by, construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia's choice of law rules.

     If the terms of this letter of intent are acceptable to you, please so indicate by executing and returning a copy of this letter of intent to the undersigned.

                            Very truly yours,

                            WEEKS REALTY, L.P.

                            By:  Weeks Corporation, its
                                 Sole General Partner



                                 By:  _____________________________
                                      A. Ray Weeks, Jr.,
                                      Chairman/Chief Executive Officer

Accepted and Agreed to
as of this ____ day of
July, 1996 by:

LICHTIN PROPERTIES, INC.

By:  ________________________________
     Harold S. Lichtin, President

                                   EXHIBIT A

                             COMPLETED PROPERTIES

              ----------------------------------------------------
              NAME                                     SQUARE FEET
              ----------------------------------------------------
              Perimeter Park
              900 Perimeter Park                          50,231
              1000 Perimeter Park                         56,436

              Perimeter Park West
              1100 Perimeter Park West                    84,950
              1400 Perimeter Park West                    44,916
              1500 Perimeter Park West                    80,415
              1600 Perimeter Park West                    94,897
              1800 Perimeter Park West                    54,272

              Interchange Plaza
              Interchange Plaza I                         37,630
              Interchange Plaza II                        71,554

              Enterprise Center
              Enterprise Center I                        106,583
              Enterprise Center II                       104,550

              Metro Center
              Metro Center I                              75,000
              Metro Center II                             59,927
              Metro Center III                           137,500

              Research Triangle Industrial Center
              RTIC (I-IV)                                154,341

              Woodlake Center
              Woodlake I                                 108,000

              Other
              6501 Weston Parkway                         93,351
             ---------------------------------------------------
                                                       1,414,553
             ---------------------------------------------------

                                   EXHIBIT B

                            COMPLETED PROPERTY DEBT

------------------------------------------------------------------------------------------
                                                  CURRENT     INTEREST
         PROJECT              LENDER              BALANCE (A)   RATE         MATURITY
------------------------------------------------------------------------------------------
Line of Credit              First Union         $ 2,650,000   Floating   Line of Credit
6501 Weston Parkway         First Union           7,400,000   Floating   Construction Loan
Enterprise II               First Union           5,800,000   Floating   Construction Loan
1500 Perimeter Park West    First Union           6,200,000   Floating   Construction Loan
------------------------------------------------------------------------------------------
                                                 22,050,000
------------------------------------------------------------------------------------------

1100 Perimeter Park West    Aetna                 5,200,205      10.15%               1997
------------------------------------------------------------------------------------------
                                                  5,200,205
------------------------------------------------------------------------------------------

900 Perimeter Park          I.O.F.                2,913,939      9.375%               1999
1400 Perimeter Park West    I.O.F.                2,719,676      9.275%               1999
Interchange Plaza I         I.O.F.                2,934,692       9.00%               2003
------------------------------------------------------------------------------------------
                                                  8,568,307
------------------------------------------------------------------------------------------

1000 Perimeter Park         New England Mutual    3,032,485      9.625%               2000
------------------------------------------------------------------------------------------
                                                  3,032,485
------------------------------------------------------------------------------------------

Woodlake I                  NationsBank             160,000       9.25%               1999
------------------------------------------------------------------------------------------
                                                    160,000
------------------------------------------------------------------------------------------

Woodlake I                  Nationwide            1,952,385      7.625%               2001
Woodlake I                  Nationwide              697,280      7.625%               2001
Metro Center I-III          Nationwide            6,895,000      8.125%               2006
RTIC (I-IV)                 Nationwide            3,815,369      8.625%               2012
------------------------------------------------------------------------------------------
                                                 13,360,034
------------------------------------------------------------------------------------------

1600 Perimeter Park West    TIAA                  6,772,494      9.375%               2004
1800 Perimeter Park West    TIAA                  3,870,282       9.24%               2004
Enterprise Center I         TIAA                  5,482,900       9.24%               2004
------------------------------------------------------------------------------------------
                                                 16,126,176
------------------------------------------------------------------------------------------

Interchange Plaza II        Principal Mutual      6,000,000       7.67%               2006
------------------------------------------------------------------------------------------
                                                  6,000,000
------------------------------------------------------------------------------------------
                                                $74,497,207
==========================================================================================

(a)  Balance as of June 30, 1996.

                                   EXHIBIT C

                          NORTHERN TELECOM PROPERTIES

                      -----------------------------------
                      NAME                    SQUARE FEET
                      -----------------------------------
                       Perimeter Park
                       100 Perimeter Park         55,664
                       200 Perimeter Park         55,664
                       300 Perimeter Park         55,664
                       400 Perimeter Park         74,088
                       500 Perimeter Park         74,017
                       800 Perimeter Park         55,637
                       ----------------------------------
                                                 370,734
                       ----------------------------------

                                   EXHIBIT D

                        NORTHERN TELECOM PROPERTY DEBT

-----------------------------------------------------------------------
                                          CURRENT    INTEREST
PROJECT               LENDER              BALANCE      RATE    MATURITY
-----------------------------------------------------------------------
100 Perimeter Park    New England Mutual  $3,296,179  9.625%      2000
300 Perimeter Park    New England Mutual   3,164,332  9.625%      2000
500 Perimeter Park    New England Mutual   3,691,721  9.625%      2000
-----------------------------------------------------------------------
                                          10,152,232
-----------------------------------------------------------------------

200 Perimeter Park      Principal Mutual   2,955,346    9.6%      1996
-----------------------------------------------------------------------
                                           2,955,346
-----------------------------------------------------------------------

400 Perimeter Park              Manulife   4,219,615   8.00%      2006
800 Perimeter Park              Manulife   3,120,072   8.00%      2006
-----------------------------------------------------------------------
                                           7,339,687
-----------------------------------------------------------------------
                                        $ 20,447,265
=======================================================================

                                   EXHIBIT E

                            DEVELOPMENT PROPERTIES

                   -----------------------------------------
                   NAME                          SQUARE FEET
                   -----------------------------------------
                   Woodlake III                      97,200
                   Regency - Sprint                  95,000
                   2000 Perimeter Park West          55,500
                   Enterprise III                    60,000
                   ----------------------------------------
                                                    307,700
                   ----------------------------------------

                                   EXHIBIT F

                           DEVELOPMENT PROPERTY DEBT

---------------------------------------------------------------------------
                                        CURRENT     INTEREST
PROJECT                     LENDER      BALANCE       RATE     MATURITY
---------------------------------------------------------------------------
Woodlake III                First Union  $2,895,000  Floating  Construction
Regency - Sprint            First Union   7,496,049  Floating  Construction
2000 Perimeter Park West    First Union   4,174,177  Floating  Construction
Enterprise III              First Union   3,884,622  Floating  Construction
---------------------------------------------------------------------------
                                        $18,449,848
---------------------------------------------------------------------------